News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008

CHARLOTTE, NORTH CAROLINA, July 17, 2008 - Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings for the second quarter of 2008 of $580.8 million ($1.94 per diluted share), an increase of 68% over $344.9 million ($1.14 per diluted share) earned in the second quarter of 2007 and an increase of 42% over the $409.8 million ($1.41 per diluted share) earned in the first quarter of 2008.

In the first half of 2008, Nucor’s consolidated net earnings increased 36% to a record $990.5 million ($3.36 per diluted share), compared with net earnings of $725.9 million ($2.39 per diluted share) in last year’s first half.

In the second quarter of 2008, Nucor’s consolidated net sales increased 70% to a record $7.09 billion, compared with $4.17 billion in the second quarter of 2007 and increased 43% compared with $4.97 billion in the first quarter of 2008. Average sales price per ton increased 24% over the second quarter of 2007 and increased 19% over the first quarter of 2008. Total tons shipped to outside customers were 7,734,000 tons in the second quarter of 2008, an increase of 38% over the second quarter of 2007 and an increase of 20% over the first quarter of 2008.

In the first half of 2008, Nucor’s consolidated net sales increased 52% to a record $12.06 billion, compared with $7.94 billion in last year’s first half. Average sales price per ton increased 21% while total tons shipped to outside customers increased 26% from the first half of 2007.

The increases in sales and net earnings are also attributable to the significant acquisitions made by Nucor in the last 18 months, specifically, the acquisition of Harris Steel Group, Inc. (“Harris”) in March 2007 and The David J. Joseph Company (“DJJ”) in February 2008. In addition, Nucor has used these two companies as platforms for additional acquisitions to grow the rebar fabrication and scrap businesses.

Nucor’s performance is not tied to any one steel market due to our product line diversity. With the acquisition of Harris and other downstream products companies, Nucor’s steel products annual capacity has more than doubled since the beginning of 2007 to four million tons. In addition, these companies provide our steel mills with a profitable base load of volume.

DJJ’s scrap processing assets broaden Nucor’s raw materials strategy and provide a partial hedge to our steel mills against scrap market volatility, allowing us to optimize Nucor’s profitability.

The average scrap and scrap substitute cost per ton used in the second quarter of 2008 was $456, an increase of 57% over $291 in the second quarter of 2007 and an increase of 37% compared with $333 in the first quarter of 2008. The average scrap and scrap substitute cost per ton used in the first half of 2008 was $396, an increase of 44% over $275 in the first half of 2007.

Total energy costs in the second quarter of 2008 increased $5 per ton from the second quarter of 2007 and increased $2 per ton from the first quarter of 2008. During the first half of 2008, total energy costs increased $5 per ton compared with the first half of 2007.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008
(Continued)
Nucor incurred a record charge to value inventories using the last-in, first-out (LIFO) method of accounting of a $214.0 million ($0.42 per diluted share, after tax) in the second quarter of 2008, compared with a charge of $66.5 million ($0.13 per diluted share, after tax) in the second quarter of 2007 and a charge of $69.0 million ($0.14 per diluted share, after tax) in the first quarter of 2008. The LIFO charge in the first half of 2008 was a record $283.0 million ($0.57 per diluted share, after tax), compared with a charge of $91.0 million ($0.18 per diluted share, after tax) in the first half of 2007. The LIFO expense in the second quarter of 2008 was greater than the total LIFO expense for all of 2007.

In the steel mills segment, steel production increased 7% to a record 11,874,000 tons in the first half of 2008, compared with 11,103,000 tons produced in the first half of 2007.

Total steel shipments increased 9% to a record 12,068,000 tons in the first half of 2008, compared with 11,067,000 tons in last year’s first half. Steel shipments to outside customers increased 5% to 10,597,000 tons in the first half of 2008, compared with 10,119,000 tons in last year’s first half.

In the steel products segment, steel joist production during the first half of 2008 increased to 272,000 tons, compared with 265,000 tons in the first half of 2007. Steel deck sales increased to a record 255,000 tons in the first half of 2008, compared with 232,000 tons in last year's first half. Cold finished steel sales increased to a record 279,000 tons, compared with 206,000 tons in the first half of 2007. Sales of fabricated concrete reinforcing steel were 411,000 tons in the first half of 2008 compared to 204,000 in the first half of 2007.

In late May 2008, Nucor completed a public offering of 27,667,580 common shares at an offering price of $74.00 per share. Gross proceeds of the offering were approximately $2.05 billion, which Nucor intends to use for general corporate purposes including acquisitions, capital expenditures, working capital needs and repayment of debt. Also in early June 2008, Nucor issued $1.00 billion in debt with interest rates ranging from 5% to 6.4% and with maturities from 2013 to 2037. Nucor’s long-term debt ratings of A+ by Standard and Poor’s and A1 by Moody’s Investors Services are the highest ratings of any metals and mining company in North America.

In June, Nucor’s board of directors declared a supplemental dividend of $0.20 per share in addition to the $0.32 per share base dividend. The total dividend of $0.52 per share is payable on August 11, 2008 to stockholders of record on June 30, 2008. Nucor began paying a supplemental dividend in the second quarter of 2005, allowing stockholders to participate in our successful pay-for-performance business model.

Also in June, Nucor announced that its wholly owned subsidiary, Harris Steel, Inc., signed a Purchase Agreement to acquire all of the issued and outstanding common shares of Ambassador Steel Corporation (“Ambassador”) for a cash purchase price of approximately $185 million. Based in Auburn, Indiana, Ambassador is a fabricator and distributor of concrete reinforcing steel and related products. The transaction is expected to close during the third quarter of 2008 after satisfactory resolution of certain closing conditions.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008
(Continued)

In July, Nucor completed the acquisition of 50% of the stock of Duferdofin - Nucor S.r.l., for the purchase price of €423.5 million (approximately $658 million). The company will operate from its current headquarters in San Zeno, Italy. Duferdofin - Nucor S.r.l. operates a steel melting and bloom/billet caster in San Zeno as well as rolling mills in Pallanzeno and Giammoro. Total production in 2007 was approximately one million tons. A new merchant bar mill, which is expected to produce approximately 450,000 tons, is under construction at the Giammarro plant and is expected to be fully operational in late 2008.

Two other projects were also announced in the second quarter. Nucor applied for a permit to build a $2 billion state-of-the-art iron-making facility in St. James Parish, Louisiana.  Sites outside of the United States are still being considered, and the site selection and capital investment are subject to approval by Nucor’s board of directors.  The facility is expected to produce 3,000,000 tons of pig iron, employing the latest technologies to reduce emissions.

Nucor also announced the signing of a memorandum of understanding with Sidenor S.A. (ATH: SID) to purchase a 34% share of a new joint venture that will be formed for the production and distribution of long steel products and plate in the Balkans, Turkey, Cyprus and North Africa.  Final agreement to establish the joint venture is dependent upon execution of definitive agreements, completion of due diligence and approval of regulatory bodies and the boards of directors of both companies.

We expect that third quarter results will be strong, with earnings in the range of $1.80 to $1.85 per diluted share. We expect continued strength in our sheet, plate, beam and bar businesses due to the solid global demand for steel. Although our downstream businesses will be challenged by rising steel prices, we expect continued good results from this segment. The forecasted range of $1.80 to $1.85 per diluted share for the third quarter reflects an increase in the diluted average shares outstanding over the second quarter of approximately 6% due to Nucor’s common stock offering on May 29, 2008. (The additional shares were outstanding only for a portion of the second quarter, resulting in an increase of more than 3% in diluted shares outstanding from the first quarter of 2008.)

Headquartered in Charlotte, N.C., Nucor makes more steel in America than any other company. Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008
(Continued)
Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 17, 2008 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Six Months (26 Weeks)		Three Months (13 Weeks)
	Ended		Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
NET SALES	$12,064,868	$7,936,995	$7,090,599	$4,168,110
COSTS, EXPENSES AND
OTHER:
Cost of products sold	9,951,247	6,395,503	5,879,655	3,403,905
Marketing, administrative and other expenses	389,886	285,135	220,172	148,925
Interest expense (income), net	45,079	(4,183)	26,734	4,979
Minority interests	179,707	138,159	87,936	77,587
	10,565,919	6,814,614	6,214,497	3,635,396
EARNINGS BEFORE
INCOME TAXES	1,498,949	1,122,381	876,102	532,714

Provision for income taxes	508,441	396,502	295,348	187,864
NET EARNINGS	$990,508	$725,879	$580,754	$344,850

NET EARNINGS PER SHARE:
Basic	$3.38	$2.41	$1.95	$1.14
Diluted	$3.36	$2.39	$1.94	$1.14

AVERAGE SHARES OUTSTANDING:
Basic	293,291	301,168	298,262	301,302
Diluted	295,075	303,406	299,842	303,330

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008
(Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)
	June 28, 2008	December 31, 2007
Assets
CURRENT ASSETS:
Cash and cash equivalents	$2,791,880	$1,393,943
Short-term investments	-	182,450
Accounts receivable, net	2,611,590	1,611,844
Inventories	2,498,018	1,601,600
Other current assets	282,269	283,412

Total current assets	8,183,757	5,073,249

PROPERTY, PLANT AND EQUIPMENT, NET	3,829,472	3,232,998

GOODWILL	1,743,025	847,887

OTHER INTANGIBLE ASSETS, NET	931,985	469,936

OTHER ASSETS	304,217	202,052

TOTAL ASSETS	$14,992,456	$9,826,122

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$1,439	$22,868
Long-term debt due within one year	175,000	-
Accounts payable	1,826,777	691,668
Federal income taxes payable	45,019	-
Salaries, wages and related accruals	435,464	436,352
Accrued expenses and other current
liabilities	318,667	431,148

Total current liabilities	2,802,366	1,582,036

LONG-TERM DEBT DUE AFTER ONE YEAR	3,091,600	2,250,300

DEFERRED CREDITS AND OTHER LIABILITIES	702,757	593,423

MINORITY INTERESTS	315,368	287,446

STOCKHOLDERS' EQUITY:
Common stock	149,566	149,302
Additional paid-in capital	1,606,541	256,406
Retained earnings	7,461,322	6,621,646
Accumulated other comprehensive
income, net of income taxes	260,261	163,362
	9,477,690	7,190,716
Treasury stock	(1,397,325)	(2,077,799)

Total stockholders' equity	8,080,365	5,112,917

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$14,992,456	9,826,122

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2008
(Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended
	June 28, 2008	June 30, 2007
Operating activities:
Net earnings	$990,508	$725,879
Adjustments:
Depreciation	231,232	196,149
Amortization	32,066	7,064
Stock-based compensation	31,148	23,386
Deferred income taxes	(66,881)	(52,976)
Minority interests	179,702	138,156
Settlement of derivative hedges	11,166	(3,873)
Changes in assets and liabilities
(exclusive of acquisitions):
Accounts receivable	(591,318)	(196,132)
Inventories	(570,570)	(144,500)
Accounts payable	494,549	203,970
Federal income taxes	123,517	5,462
Salaries, wages and related expenses	(14,505)	(142,558)
Other	(22,375)	(22,463)

Cash provided by operating activities	828,239	737,564

Investing activities:
Capital expenditures	(501,669)	(198,674)
Sale of interest in affiliates	-	29,500
Investment in affiliates	(27,903)	(15,040)
Disposition of plant and equipment	6,551	740
Acquisitions (net of cash acquired)	(1,591,817)	(1,083,616)
Purchases of investments	(209,605)	(276,945)
Proceeds from the sale of investments	392,055	1,336,713
Proceeds from currency derivative contracts	1,132,222	517,241
Settlement of currency derivative contracts	(1,114,652)	(511,394)

Cash used in investing activities	(1,914,818)	(201,475)

Financing activities:
Net change in short-term debt	(21,429)	(64,231)
Proceeds from the issuance of long-term debt	1,589,715	-
Repayments of long-term debt	(600,000)	-
Issuance of common stock	1,994,565	9,895
Bond issuance costs	(6,937)	-
Excess tax benefits from stock-based compensation	9,200	9,500
Distributions to minority interests	(153,218)	(149,857)
Cash dividends	(327,380)	(365,836)
Acquisition of treasury stock	-	(136,755)

Cash provided by (used in) financing activities	2,484,516	(697,284)

Increase (decrease) in cash and cash equivalents	1,397,937	(161,195)

Cash and cash equivalents - beginning of year	1,393,943	785,651

Cash and cash equivalents - end of six months	$2,791,880	$624,456

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com